Exhibit 11


                 Statement of Computation of Per Share Earnings


NET LOSS PER SHARE
Net loss per share is calculated as follows:
(Unaudited, in thousands)
                                                            Three Months Ended
                                                                 March 31,
                                                            1999          1998
                                                         ---------      -------

Net loss                                                 $  (3,602)     $(3,836)
                                                         =========      =======

BASIC:
     Weighted average common shares outstanding              9,956        2,116
                                                         =========      =======

     Net loss per common share                           $   (0.36)     $ (1.81)
                                                         =========      =======

DILUTED:
     Weighted average common shares outstanding              9,956        2,116
     Effect of dilutive securities:
        Convertible notes                                       --           --
        Stock options                                           --           --
        Warrants                                                --           --
                                                         ---------      -------
     Weighted average common and common
        equivalent shares outstanding                        9,956        2,116
                                                         =========      =======

     Net loss per common and common
        equivalent share                                 $   (0.36)     $ (1.81)
                                                         =========      =======

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